ITEM 77Q(a) ? COPIES OF ALL MATERIAL
AMENDMENTS TO THE REGISTRANT?S
CHARTER OR BY-LAWS




AMENDMENT #4
TO THE BY-LAWS
OF
FEDERATED PREMIER INTERMEDIATE
MUNICIPAL INCOME FUND
Effective June 1, 2013


      	Insert the following into ARTICLE
VII, DIVIDENDS and renumber the remaining sections accordingly:
	Section 2.  Delegation of Authority Relating
to Dividends.  The Trustees or the Executive
Committee may delegate to any Officer or Agent of the Trust the ability to authorize the payment of dividends and the ability to fix the amount and other terms of a dividend regardless of whether or not such dividend has previously been authorized by the Trustees.




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